Leatt Corporation EIN. 20-281-9367 Email: info@leatt.com | Web: www.leatt.com

2022/2023: LEATT® GENERAL BUSINESS TERMS AND CONDITIONS:

By placing an order with Leatt Corporation, the Purchaser shall become an official Distributor of Leatt Corporation (further referred to herein as "Distributor").

The Distributor hereby acknowledges that they have read, understood and agrees to be bound by these Terms and Conditions.

It is stipulated that the Distributor may make a backup copy or print these Terms and Conditions of Sale, providing that it is not modified.

These Terms and Conditions come into effect as from 1st November 2021. Leatt Corporation reserves the right to change these Terms and Conditions without notice and at any time. The Terms and Conditions which were applicable when the Distributor made their Order, will apply to their Order.

These Terms and Conditions and any of its Annexures shall apply to the exclusion of any other document.

For clarity, Products includes (but is not limited to) the finished goods, components, packaging and all Leatt company products as listed and described in the companies official catalog, online or otherwise, or as included in any other specificed list of represented products or models manufactured and or designed and sold by the Owner, including all trade marks and confidential information relating thereto.

For clarity, Moto Order / MTB Order means the dates by which a Distributor must place an order by in order to be included and considered as a Distributor of Leatt Products. These dates will vary from time to time.

Furthermore, it will be compulsory for all Distributors to attend the annual Distributor Conference hosted by Leatt annually. Should the Distributor not attend the conference, they will be terminated as a distributor immediately without further notice.

Territory means for clarity, such area (country, jurisdiction, continent or otherwise) as agreed from time to time in writing between the parties as being incorporated herein.

Relationship:

The Distributor shall be entitled, during the term of the Distributorship created by these Terms and Conditions and any extension thereof, to advertise and hold itself out as an authorized Distributor of the Products.

Effective 1st November 2021	Directors:	1
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

Leatt Corporation EIN. 20-281-9367 Email: info@leatt.com | Web: www.leatt.com

The Distributor agrees to comply with and cause any distribution or other persons appointed by it to comply with all applicable laws, rules, regulations and/or guidelines in the Territory relating to the use, storage, handling, transportation, marketing, advertisement, distribution, sale, transfer and/or disposal of the Products as well as with these Terms and Conditions and, agrees to keep complete and accurate records with respect to any and all products purchased from Leatt Corporation and sold by the Distributor in the Territory and commit and adhere to the high standards of operation including the standards that may be prescribed by the Leatt Corporation from time to time.

Trademarks:

The Distributor covenants and agrees to comply with all instructions issued by the Leatt Corporation relating to the manner in which Leatt Corporation's trademark shall be used and to conduct business at all times in a manner that reflects favourably on the product and reputation of the Leatt Corporation, in order to develop, promote and maintain this reputation with customers and to protect and preserve the goodwill and image of Leatt Corporation and the Product. The Distributor agrees to follow the long term marketing communication strategy as directed by the Company. The Distributor shall submit examples of all proposed advertisements and other promotional materials for the products to the Company for inspection and the Distributor shall not use any such advertisements or promotional materials without having received the prior written consent of the Leatt Corporation to do so. The Distributor shall not, pursuant to these Terms and Conditions or otherwise, have or acquire any right, title or interest in or to the Trademarks.

The Distributor agrees to not open or run any website, social media account or online-shop with Leatt in the URL or account name. If the Distributor reserved a URL with Leatt in it already, the Distributor will hand it over to Leatt. If the Distributor opened a social media account name, the Distributor undertakes to immediately delete the account.

Late Payments:

Invoice payments over 14 days past due shall accrue interest on the daily balance at the rate of 12% compound interest per annum or, if 12% per annum interest is barred by law, the maximum rate allowed. This interest rate shall be effective from the 15th day the invoice payment is past due.

Late Collection of Shipments:

Please note that Leatt Corporation's warehouse does not have long term storage facilities.

Therefore should Distributors not collect orders within 5 days Leatt Corporation will charge the Distributor US$ 0,50 per CBM per day until collection.

ALL PREPAID Distributor's please note the following:

Prepaid Distributors will not be permitted to place any orders if the Distributor has an outstanding balance on their account.

Effective 1st November 2021	Directors:	2
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

Leatt Corporation EIN. 20-281-9367 Email: info@leatt.com | Web: www.leatt.com

Salesmen and show room product kits:

Distributors may order sales tools annually. It is a service from Leatt Corporation and not compulsory.

These kits are for visually showing Leatt Corporation's new collection. The products are not for retail, riding, marketing or media. These kits/products are strictly for showing and needs to be destroyed after the use as a sales tool.

Consent to Jurisdiction & Dispute Resolution:

These Terms and Conditions and the relationship between the Parties are subject to the laws of South Africa and shall be exclusively governed and construed in accordance with the laws of South Africa.

Any controversial claim or dispute arising out of or relating to this relationship and/or these Terms and Conditions, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are attributable, will be referred to and finally determined in accordance with the South African laws of arbitration in accordance with the arbitration disputes between the parties Rules of the Arbitration Foundation of South Africa ("AFSA") as amended from time to time. The exclusive location of all hearings and proceedings for the arbitration will be Cape Town, South Africa. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the Arbitrator may be entered by any Court having jurisdiction thereof. This section shall bar any legal proceedings commenced prior to or in lieu of the mandatory arbitration required under this section and shall be final and binding upon the parties.

If arbitration is required to enforce or to interpret a provision of these Terms and Conditions or otherwise arises with respect to the subject matter herein, the prevailing parties shall be entitled, in addition to other rights and remedies that it may have, to reimbursement for its expenses incurred with respect to that action, including Court costs and reasonable legal fees at trial, on appeal and in connection with any petition for review.

Claims:

The Distributor shall immediately report to Leatt Corporation (and in any event within 72 hours of receiving notice) any notification it receives of any claims or potential claim(s) ("Claims") arising either directly or indirectly as a result of the use of the Product or packaging or, howsoever caused involving the Product and shall thereafter keep Leatt Corporation fully informed as regards all developments as soon as is reasonably practicable.

Leatt Corporation shall have the right to appoint adjusters and/or representatives on their behalf and/or the Territory and/ or place of incident if different, at their discretion and to have the right to take over and assume control of all negotiations, adjustments and settlements in connection with such Claims. The Distributor agrees to fully co-operation with Leatt Corporation and to provide Leatt Corporation with all information, documents and/or data howsoever retained or documented as may be reasonably requested by Leatt Corporation in connection with any Claim, or potential Claim/ including but not limited to; assisting with negotiations or trial.

Effective 1st November 2021	Directors:	3
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

Leatt Corporation EIN. 20-281-9367 Email: info@leatt.com | Web: www.leatt.com

The Distributor hereby agrees to indemnify Leatt Corporation in respect of all Claims due to the negligence of the Distributor howsoever caused and will hold Leatt Corporation harmless.

No admission, settlement and/or compromise shall be made or liability admitted without the prior written approval of Leatt Corporation and or their legal or other representatives as they may appoint in connection with the handling of any such Claims.

The Distributor shall ensure that it maintains in place at all times an appropriate Insurance policy of sufficient cover value dependent to fully cover the Distributor in connection with its liabilities in any relevant jurisdiction where the Product is used ( "the Policy") The Distributor agrees to ensure its Insurers note the Leatt Corporation's interests within the said Policy.

The restrictive covenants imposed on the Distributor herein shall extend and apply to any affiliates of the Distributor and their respective shareholders, directors, officers, employees and representatives as if they were also parties to this agreement and or Terms and Conditions.

Confidentiality:

Confidential Information means, in respect of this agreement and or Terms and conditions, refers to all information disclosed by the Leatt Corporation to the Distributor. Confidential information furthermore specifically includes all marketing strategies, budgets, sales projections, growth projections, sponsorship plans, product data packs, payment terms, shipping terms, client information, intellectual property, sales strategies, marketing plans, videos, photos, data files, sponsorship plans, social media information, social media strategies, sponsorship terms, sponsors, product lists, any financial information, financial budgets, product plans, market share, trade secrets, marketing, test results, technical information, ideas, concepts, know-how, technology, material properties, and any other information disclosed by the Leatt Corporation to the Distributor.

The Distributor agrees to keep the Confidential Information of Leatt Corporation confidential; not, without prior written consent of Leatt Corporation to disclose Leatt Corporation's Confidential Information to any person; not use, disclose or reproduce any of the Leatt Corporation's Confidential Information for any purpose other than for the distribution of the Products; comply with any reasonable direction of the Leatt Corporation in respect of Leatt Corporation's Confidential Information; and immediately notify the Companies of any potential, suspected or actual unauthorized use, copying or disclosure of the Leatt Corporation's Confidential Information.

This paragraph does not apply to Leatt Corporations's Confidential Information: which is in or becomes part of the public domain other than through breach of this Agreement or an obligation owed to the Company.

Effective 1st November 2021	Directors:	4
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

Leatt Corporation EIN. 20-281-9367 Email: info@leatt.com | Web: www.leatt.com

Breach of Terms and Termination of Relationship:

In the event of either party being in breach of these Terms and Conditions and failing to remedy such breach within a period of 14 (fourteen) working days after receipt by it of a written notice requiring such a breach to be remedied, the party aggrieved thereby shall be entitled, without prejudice to any other rights which it may have in terms of these Terms and Conditions or at law to:

1. Claim specific enforcement of the terms of the Terms and Conditions as well as such damages which it may have suffered.

2. Cancel this relationship and claim and recover damages.

3. Keep this relationship in force and recover such damages as it may suffer as a result of such breach.

Notwithstanding the aforementioned, Leatt shall not be liable hereunder for any failure or delay in delivery of products if such failure or delay is on account of causes beyond its reasonable control, including, without limitation, civil commotion, war, fires, floods, accidents, earthquakes, inclement weather, telecommunications line failures, electrical outages, network failures, governmental regulations or controls, casualty, strikes or labor disputes, terrorism, pandemics, epidemics, local disease outbreaks, public health emergencies, communicable diseases, quarantines, acts of God, in addition to any and all events, beyond the reasonable control of Leatt, for so long the event is in effect.

Leatt shall take all reasonable steps and use best endeavours to avoid the event or mitigate its effect. Leatt shall notify the Distributor of such an event as soon as possible

Leatt has the right to immediately terminate this relationship by written notice to the Distributor upon the occurrence of any of the following events:

1. If the Distributor files for liquidation, bankruptcy, debt protection, business rescue, or similar actions in any jurisdiction;

2. If Distributor becomes insolvent, bankrupt, or enters receivership, dissolution, or liquidation, the other party may terminate this agreement with immediate effect;or

3. Fraudulent behaviour.

Alternatively, either party may cancel this Relationship upon given the other party 3 (three) calendar months written notice for any reason whatsoever.

No indemnity, severance, damages, or compensation shall be deemed earned or payable to the Distributor upon termination because of the Distributor's activities done or performed while this agreement and or applicable Terms and Conditions was in effect, or because of the expenditures, investments, leases, agreements, or commitments given or made in connection with the creation, development, maintenance, growth, expansion, and financing of such distributorship, or because of the creation or existence of distributorship goodwill.

Effective 1st November 2021	Directors:	5
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald

Leatt Corporation EIN. 20-281-9367 Email: info@leatt.com | Web: www.leatt.com

Upon termination of this Relationship for any reason whatsoever, the Distributor shall discontinue forthwith all use of Leatt Corporation's Trade-marks, website domains and trade names and Distributor shall return to Leatt Corporation all price lists, catalogues, sales literature, advertising literature and all other materials relating to the Product or Confidential Information in Distributors possession or over which it has control. Early termination pursuant to these above Terms and Conditions shall not relieve the Distributor from its obligations relating specifically to the Product, trademarks and Confidential Information shall continue in force in any event for 10 years beyond the termination date, (unless otherwise agreed by the parties in writing) nor shall it deptive Leatt Corporation of its right to pursue any other remedy available to it .

Waiver:

Leatt Corporation's failure to enforce any of the conditions herein or to exercise any right arising from default shall not affect or impair the Leatt Corporation's rights in the event such default continues or in the event there are subsequent defaults by the Distributor, and neither any such failure nor any prior course of performance between the parties shall constitute a waiver of other or future defaults by the Parties.

Severability:

If any term, clause or provision of these Terms and Conditions shall be determined to be invalid, the validity of any other term, clause or provision shall not be affected; and such invalid term, clause or provision shall be deemed deleted, provided that the remainder of the Terms and Conditions continues to provide each Party, on the whole, with the substantial benefits of its bargain.

Notices:

All Notices shall be sent by email to : erik@leatt.com
 lara@leatt.com

Effective 1st November 2021	Directors:	6
Dr. Christopher James Leatt| Jeffrey Joseph Guzy | Sean Macdonald